EXHIBIT 10.1
DYNATRACE, INC.
SHORT-TERM INCENTIVE PLAN
1.Purpose
This Short-Term Incentive Plan (this “Plan”) is intended to provide an incentive for superior work and to motivate eligible employees of Dynatrace, Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified employees. This Plan is for the benefit of Covered Employees (as defined below).
2.Covered Employees
From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and members of management designated by the Compensation Committee (“Management”) may select certain employees of the Company and its subsidiaries (the “Covered Employees”) to be eligible to receive a cash-based, short-term incentive award, with such terms and conditions as may be specified therein (an “Award”). The Compensation Committee will select Covered Employees whose individual compensation is reviewed by the Compensation Committee, and Management will select other Covered Employees.
3.Administration
The Compensation Committee shall have the sole discretion and authority to administer this Plan. The Compensation Committee may delegate all or part of its authority and powers under this Plan to one or more members of Management, provided that all decisions and determinations with respect to Covered Employees whose individual compensation is reviewed by the Compensation Committee shall be made by the Compensation Committee or the Board of Directors of the Company. The Compensation Committee or its delegates shall have the sole discretion and authority to (a) interpret any and all terms and conditions of the Plan; (b) determine whether any Award is due or payable under this Plan; and (c) make binding, final, and conclusive decisions regarding this Plan, including, without limitation, regarding a Covered Employee’s eligibility to receive a payment under the Plan.
4.Bonus Determinations
(a)Corporate Performance Goals. A Covered Employee may be eligible to receive a bonus payment under this Plan based upon the attainment of one or more performance objectives that are established by the Compensation Committee and that relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), including, but not limited to, the following: annual recurring revenue or ARR; non-GAAP operating income; achievement of cash flow (including, but not limited to, operating cash flow and free cash flow); earnings before interest, taxes, depreciation, and amortization; net income (loss) (either before or after interest, taxes, depreciation, and/or amortization); changes in the market price of the Company’s common stock; economic value-added; acquisitions or strategic transactions, including licenses, collaborations, joint ventures, or promotion arrangements; operating income; return on capital, assets, equity, or investment; total stockholder return or TSR; relative TSR; productivity; expense efficiency; margins; operating efficiency; working capital; earnings per share of the Company’s common stock; sales or market shares; revenue; or corporate revenue, any of which may be (i) measured in absolute terms or compared to any incremental increase; (ii) measured in terms of growth; (iii) compared to another company or companies or to results of a peer group; (iv) measured against the market as a whole and/or as compared to applicable market indices; and/or (v) measured on a pre-tax or post-tax basis (if applicable). Further, any Corporate Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets. The applicable Corporate Performance Goals may differ for different Covered Employees.
(b)Calculation of Corporate Performance Goals. At the beginning of each applicable performance period, the Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Corporate Performance Goal with respect to any Covered Employee. In all other respects, Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, GAAP, non-GAAP, or under a methodology established by the Compensation Committee at the beginning of the performance period and which is consistently applied with respect to a Corporate Performance Goal in the relevant performance period.
(c)Target; Minimum; Maximum. Each Corporate Performance Goal shall have a “target” (e.g., 100% attainment of the Corporate Performance Goal) and may also have a “minimum” or “threshold” hurdle and/or a “maximum” amount.
(d)Bonus Requirements. Except as otherwise set forth in Sections 4(e) and 4(f), (i) any Awards paid to a Covered Employee under this Plan shall be based upon objectively determinable bonus formulas that tie such Awards to one or more performance targets relating to the Corporate Performance Goals; (ii) bonus formulas for Covered Employees shall be adopted in each performance period by the Compensation Committee and are expected to be communicated to each Covered Employee at or around the beginning of each performance period; and (iii) no Awards shall be paid to a Covered Employee unless and until the Compensation Committee makes a determination with respect to the attainment of the performance targets relating to the Corporate Performance Goals and the Covered Employee is otherwise eligible, consistent with this Plan.
(e)Individual Target Bonuses; Individual Performance Objectives. The Compensation Committee or Management, as applicable, shall establish a target bonus Award opportunity for each Covered Employee for each performance period. Award opportunities may be a percentage of a Covered Employee’s base salary or other eligible earnings or a fixed amount in U.S. dollars or another currency. For each Covered Employee, the Compensation Committee or Management shall have the authority to apportion the target Award so that a portion of the target Award shall be tied to attainment of Corporate Performance Goals and a portion of the target Award shall be tied to attainment (or assessment) of individual performance objectives. Alternatively, the Compensation Committee or Management may provide that target Awards tied solely to the attainment of Corporate Performance Goals may be adjusted upwards or downwards based on the attainment (or assessment) of individual performance objectives for certain Covered Employees.
(f)Employment Requirement; Termination; Leaves of Absence.
(i)     Subject to applicable law and any additional terms contained in a written agreement between the Covered Employee and the Company, to earn any part of a payment under this Plan, a Covered Employee must be employed by the Company or one of its subsidiaries on the Award payment date and neither such Covered Employee nor the Company shall have provided oral or written notice of termination of employment on or prior to such date.
(ii)    Notwithstanding the foregoing, in the event of termination of a Covered Employee’s employment due to death or Disability, an Award will be paid on a pro-rated basis through the date of termination of employment, assuming target performance of each applicable Corporate Performance Goal. If a Covered Employee was not employed for an entire performance period, the Compensation Committee or Management, as applicable, may pro rate the award based on the number of days employed during such period. “Disability” as used in this Plan means that the Covered Employee is classified as disabled under a long-term disability policy of the Company or an applicable subsidiary or, if no such policy applies, the Covered Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(iii)    Notwithstanding the foregoing, a Covered Employee who is on a leave of absence approved by the Company or one of its subsidiaries shall remain eligible to participate in this Plan, but may receive a pro-rated payout, as determined by the Compensation Committee or Management, as applicable. In order to be eligible for a payout while a Covered Employee is on a leave of absence, the Covered Employee must be considered to be in good standing (a) at the time that the Covered Employee first notifies the Company or an applicable subsidiary of their intent to take a leave of absence; and (b) on the date that the leave of absence commences, regardless of the notification of the intent to take a leave. Examples of a Covered Employee not in “good standing” include: the Covered Employee is (1) put on garden leave by the Company or an applicable subsidiary as part of a termination or disciplinary process; (2) notified by the Company or an applicable subsidiary that the Company or an applicable subsidiary wishes for the Covered Employee’s employment to terminate, or is on a performance plan, or is the subject of an investigation into the Covered Employee’s conduct, or is the subject of a disciplinary process or investigation that could lead to termination; or (3) otherwise determined by the Compensation Committee or Management, as applicable, in its sole discretion to be not in good standing. For clarity, a Covered Employee who is not in good standing is not eligible for a bonus payment unless otherwise determined by the Compensation Committee or Management and communicated to the Covered Employee in writing.
5.Timing of Payment
Corporate Performance Goals will be measured as of the end of each performance period (e.g., the end of each fiscal year) based on the Company’s financial results for such period. If the Corporate Performance Goals and/or individual goals for any such period are met, Award payments will be made as soon as practicable, but not later than 74 days after the end of the relevant fiscal year (or, in the case of a prorated target bonus payable upon termination due to death or Disability, no later than 74 days following the date of such termination).
6.Amendment and Termination
The Compensation Committee reserves the right to amend or terminate this Plan at any time in its sole discretion.
7.Company Recoupment Rights
A Covered Employee’s rights with respect to any Award granted pursuant to this Plan shall in all events be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with any right that the Company or a subsidiary may have under any Company or subsidiary clawback, forfeiture or recoupment policy as in effect from time to time or other agreement or arrangement with a Covered Employee (including, without limitation, any policy adopted to comply with Section 19(b)(1) of the U.S. Securities Exchange Act of 1934, as amended, and Rule 19b-4 thereunder, and Section 303A.14 of the NYSE Listed Company Manual (and any successor thereto)).

8.Miscellaneous Provisions
(a) No Guarantee of Employment. Nothing in this Plan or any Award granted hereunder shall confer upon any Covered Employee any right to continue in the employ of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary to terminate a Covered Employee’s employment at any time. Participation in this Plan does not change the “at will” nature of a Covered Employee’s employment with the Company or any of its subsidiaries.
(b)Tax Withholding. The Company or one of its subsidiaries shall withhold all applicable taxes from any Award.
(c)Section 409A. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “IRC”). In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the IRC. This Plan shall be interpreted and construed accordingly.
(d)Severability. In the event that any provision of this Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and this Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
(e)Non-Transferability of Awards. A person's rights and interests under this Plan, including any Award previously made to such person or any amounts payable under this Plan, may not be assigned, pledged, or transferred, except in the event of the Covered Employee’s death, to a designated beneficiary in accordance with this Plan, or in the absence of such designation, by will or the laws of descent or distribution.
(f)Unfunded Plan. This Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payout of any Award, nothing contained herein shall give any Covered Employee any rights that are greater than those of a general creditor of the Company or an applicable subsidiary. No amounts awarded or accrued under this Plan shall be funded, set aside, subject to interest payment or otherwise segregated prior to payout of an Award. Any Award payable under this Plan is voluntary and occasional and does not create any contractual or other right to receive Awards in future years or benefits in lieu of such Awards.
(g)Compliance with Legal Requirements; Governing Law. This Plan and the granting of Awards shall be subject to all applicable laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. This Plan shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

Approved by the Compensation Committee on June 5, 2024

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